Exhibit 99.1


U.S. Gold Reports Positive Feasibility Study for Tonkin Springs Gold Mine Project

   DENVER--(BUSINESS WIRE)--May 5, 2004--U.S. Gold Corporation
(OTCBB: USGL)(Berlin Exchange: US8) stated today that its joint venture partner and project manager, BacTech Mining Corporation (TSX-V: BM), reported a positive third-party feasibility study for the Tonkin Springs Gold Mine Project located on the Cortez Gold Trend in Nevada. U.S. Gold owns a 45% interest in Tonkin Springs with BacTech Mining owning 55% and funding the initial $12 million for the project.
   "We are very pleased to report the results of BacTech's feasibility study for the Tonkin Springs Gold Mine Project as prepared by Micon International Limited," said William W. Reid, president of U.S. Gold. "Results of this study state that the project's gold production will average 100,000 ounces/annum over 5 years with average cash costs of $238/ounce. It is estimated that at peak production level of 135,000 ounces/annum the cash costs will be $175/ounce. The conclusion states that the study demonstrates that the Tonkin Springs Gold Mine Project is a viable project and Micon recommends immediate development to production."
   Below is the content of the BacTech Mining press release issued
May 4, 2004:

   Micon Confirms Positive Feasibility For BacTech's Tonkin Springs
   Gold Project

   --  Project technically feasible and economically viable
   --  Pre-tax, leveraged Debt/Equity (60/40) IRR of 28%
   --  NPV @ 5% discount rate of US$18 million
   -- Average production of 100,000 ounces per annum over 5 years -- Average cash cost of US$238 /oz.

   BacTech Mining Corporation ("BacTech") announced the results of the Feasibility Study for the Tonkin Springs Gold Mine Project in north-central Nevada. The study was principally prepared by Micon International Limited ("Micon") of Toronto, Canada. Engineering designs for vat leaching facilities and the heap leach pad, environmental work and permit applications were completed by Knight Pieshold and Company of Denver, Colorado. Penguin Automated Systems Inc. was responsible for process engineering, process operating cost and capital cost estimates. The Tonkin Springs project is held 100% by Tonkin Springs LLC ("TSLLC") which in turn is 55% owned by BacTech and 45% by U.S. Gold. Micon was retained by BacTech to determine the feasibility of processing approximately 2 million short tons (T) of oxide and sulphide ore per year. Micon concluded that Tonkin Springs is a viable project and they recommend its immediate development to production. All dollar amounts used in this press release are U.S. dollars.
   The Tonkin Springs project is located on the Cortez Trend in the Simpson Mountains approximately 50 miles northwest of Eureka, Nevada. The Micon report includes an updated mineral resource estimate, from which 5 open pit developments are recommended: Rooster (oxide), F-Grid, O-15, TSP-1, and TSP-6.



Table #1 - Tonkin Springs Mineral Resource Estimate

Cut-Off                         Tons    Gold grade     Gold
(oz/T)   Category   Ore Type   ('000)     (oz/T)    ('0000 oz)
------   --------   --------   ------   -----------  ---------
0.018    Measured   Sulphide    2,654      0.066       175.8
0.018    Indicated  Sulphide   20,659      0.044       903.6
0.012    Indicated  Oxide       6,359      0.029       186.3
                               ------                  -----
Total measured and indicated
 sulphide and oxide            29,672       0.043   1,265.6
0.018    Inferred   Sulphide    3,466       0.044     152.5


   The mineral resource estimate has been prepared by Alan C. Noble of Ore Reserves Engineering of Lakewood, Colorado, who is a qualified person under National Instrument 43-101 of the Canadian Securities Administration ("NI 43-101"). The mineral resources are based on CIM Standards.
   Pit optimization has resulted in a new diluted mineral reserve, shown in the table below, comprising 10,657 million tons of ore with a gold content of 0.061 oz/T mined at an average cut-off grade of 0.018 oz/T for sulphide ore and 0.012 oz/T for oxide. The average stripping ratio over the 5 pits is estimated at 2.91:1. The mine plan is based on $400 per ounce gold. Historically, the only metal assayed was for gold. There are indications there may be a significant silver credit in the deposits which will be determined as part of the detailed engineering for production.



Table #2 - Mineable Reserves and Stripping Estimates

                     Ore       Grade    Au-metal   Waste   Strip Ratio
Deposit            ('000 T)   (oz/T)    ('000 oz) ('000 T)    (T/T)
-------            --------   ------    --------- -------- -----------
Rooster-sulphide    1,711      0.049      83.8     4,475      0.91
Rooster-oxide       3,188      0.038     121.2    included  included
                                                   above     above
TSP-1               2,553      0.072     183.8     5,510      2.16
O-15                2,262      0.090     204.3    16,249      7.18
TSP-6                 120      0.088      10.5       278      2.32
F-Grid                823      0.052      42.5     4,541      5.52
                   ------                -----    ------
Total              10,657      0.061     646.0    31,053      2.91


   The mineral reserve estimate has been prepared by Alan C. Noble of Ore Reserves Engineering of Lakewood, Colorado, who is a qualified person under NI 43-101. The mineable reserves are classified according to CIM standards.
   The feasibility study contemplates contract mining. The mining fleet will consist of 58-ton capacity haul trucks and 7.5-yd3 capacity excavators and loaders. The annual mine production is presented below in Table 3.



Table #3 - Annual Mine Production

           Ore mined     Gold         Waste mined         Total mined
Period      (000'T)     (oz/T)         (000'T)             (000'T)
------     ---------    ------        -----------         -----------
2005           143       0.026            202                 345
2006         1,590       0.052          6,611               8,200
2007         1,995       0.066          7,072               9,067
2008         2,108       0.065          6,841               8,949
2009         2,149       0.079          4,685               6,834
2010         1,191       0.043          4,378               6,359
2011           693       0.053          1,264               1,657
            ------                     ------              ------
Total       10,658       0.061         31,053              41,711


   The processing facilities have been designed to process approximately 2 million T per year. The process will include crushing, screening, bio-oxidation of sulphides, water treatment, cyanide heap leaching of oxides and oxidized sulphides, gold adsorption on carbon, carbon stripping and gold refining to produce dore.

   BacTech's Process

   The sulphide ores will be oxidized using a bio-oxidation process in vats. Both the oxide and oxidized sulphide ores will be heap leached using a sodium cyanide solution. The gold will be recovered using carbon columns and a traditional Zadra strip circuit. The sulphide ores will be pre-treated to remove significant quantities of ferrous iron and arsenic before the introduction of bacteria to the vats. Initially, there will be three parallel vats capable of holding 150,000 T of whole ore. An additional three vats will be added after the oxide component of the mine has been depleted. The operating cycle for each vat is 138 days. Metallurgical test work indicates that 80% of the gold can be extracted from both types of ore. The total life-of-mine gold production is estimated to be 523,000 ounces.
   The leach pad will be designed in two phases. The initial pad will be built using the material from the existing leach pad. The existing synthetic material from the original pad and pond will be reclaimed and safely disposed. The ultimate area of the Phase I and II leach pads will be 2,500,000 sq. ft. and ore will be stacked to a maximum height of 175 feet.

   Capital Cost

   The estimated pre-production capital cost is $31.4 million. The capital cost includes $20 million for new project infrastructure and a new processing plant. An additional $8.8 million is required for vat and heap construction and $2.6 million as additional reclamation bonds. There is a 15% variance in the projected costs. Pre-production stripping for O-15 and F-Grid pits is capitalized and included in the total life-of-mine capital expenditures of $41.8 million. The additional $10.4 million over and above the pre-production figure relates to on-going capital expenditures for additional vats and heap expansion as well as for additional bond reclamation requirements. Subject to financing, the expected outlays will be staged over the next 18 months. Work planned for 2004 includes the removal of the existing heap leach pad and construction of Phase I of the new heap leach pad to initially process oxide ores from the Rooster pit.
   Direct operating costs are estimated to average $11.67 per T ore mined over the life-of-mine. The individual components of this figure are set out in Table 4 below.



Table #4 - Summary of Life-of-Mine Unit Operating Costs

                          $/Ton Ore Mined     $/oz Au Produced
Mining                          5.17                 105.50
Mining supervision              0.49                   9.98
Processing                      4.51                  92.18
General & Administration        1.50                  30.56
                               -----                 ------
Total                          11.67                 238.22


   The average life-of-mine total operating cost is estimated to be $238 per payable ounce. It should be noted that the oxide production is achieved at significantly higher production costs to that of the sulphides. It is estimated that the sulphides will be produced at $175 per ounce at peak production levels of 135,000 ounces per annum. Table #5 summarizes the economic evaluation of the project provided by Micon.
   BacTech will announce a work program for 2004 in the near future detailing capital expenditures planned for this year, an exploration program near the existing pit outlines as well as a regional program.
   The economic evaluation of the project is summarized below and is based on a debt/equity financing (60/40) and a gold price of $400 per ounce.



Table #5 - Summary of Life of Mine - Economic Evaluation Summary

Item                                    Unit                Value
----                                    ----                -----
Pre-production capital cost             $000                31,362
Sustaining capital and closure          $000                 6,268
Operating cost, excl royalties          $000               125,401
Total royalties                         $000                 2,503
Gold production                          oz                523,064
Cash operating cost                     $/oz                   238
Gold sales                              $000               208,807
Cash flow, before tax                   $000                80,903
Cash flow after tax                     $000                71,560
NPV @ 5% discount rate                  $000                18,027
IRR @ 60/40 debt/equity                   %                     28%

The project is sensitive to gold production and gold price.


   BacTech Profile

   BacTech has developed and patented bioleach technology for the treatment of refractory ores and concentrates to enhance the recovery of gold, silver, and base metals. BacTech has commissioned three commercial bioleach plants for gold, and in 2000 successfully demonstrated its technology in the selective recovery of base metals from complex sulphide concentrates
   BacTech acquired a 55% stake in Tonkin Springs LLC, the owner of the Tonkin Springs gold project in north central Nevada in July 2003. BacTech has also acquired an option on 100% of the McKinnon Creek polymetallic deposit near Revelstoke, British Columbia. Finally, BacTech entered into a series of agreements that will see the Company participating in the Chinese gold industry through equity and project participation.

   The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.

    CONTACT: U.S. Gold Corporation
             William W. Reid, 303-238-1438